Exhibit 10.2

TRANSITION AGREEMENT

I, Bo Meissner, acknowledge that my employment with Vital Farms, Inc. (the “Company”) will terminate on April 30, 2023 (the “Separation Date”), and the period of time between now and the Separation Date is referred to herein as the “Transition Period.” Through the Company’s filing of the Form 10-K with the U.S. Securities and Exchange Commission on or about March 9, 2023 (the “Filing Date”), I will continue to perform my duties and responsibilities in accordance with my role as Chief Financial Officer. Effective as of the Filing Date (or an otherwise agreed to later date if the incoming Chief Financial Officer has not started employment with the Company), I will transition from the role as Chief Financial Officer to Advisor, Finance and will remain employed through the Separation Date. During the Transition Period, I will transition duties and responsibilities, as requested by the Company, and I will continue to abide by all of my contractual and legal obligations to the Company and by the Company’s policies and procedures. As part of this Transition Agreement (this “Agreement”), the Company agrees that it will not terminate my employment before April 30, 2023 unless I engage in conduct constituting “Cause” under the Company’s Change in Control Severance Plan (the “Severance Plan”). If my employment is terminated early for Cause, I acknowledge that I will be ineligible for the Severance Benefits below.

If I timely return this fully executed Agreement to the Company, I perform my duties during the Transition Period, and on the Separation Date, I sign and return to the Company the Updated Release attached hereto as Exhibit A (and allow such release to become effective), then in accordance with the Severance Plan and my Participation Agreement, the Company will provide me with the following as my sole severance benefits (the “Severance Benefits”):

(i)
The Company will make severance payments to me in the form of continuation of my base salary in effect on the Separation Date for twelve (12) months (the “Severance Period”). These payments will be paid, less applicable tax withholdings, in equal installments on the Company’s regular payroll schedule during the period commencing on the Separation Date and continuing through the Severance Period, provided that no payment shall be made prior to the first payroll date following the effective date of the Updated Release (as set forth therein) (the “Initial Payment Date”). On the Initial Payment Date, the Company shall pay me in a lump sum the cash amount that I would have received on or prior to the Initial Payment Date under the original schedule but for the delay while waiting for Initial Payment Date in compliance with Section 409A (as defined below) and the effectiveness of the Updated Release, with the balance of the cash amount being paid as originally scheduled.

(ii)
To the extent not paid to me by the Separation Date, I will additionally be eligible to receive the Full Bonus (as defined under the Severance Plan) for 2022, which shall be paid, less applicable tax withholdings, in a lump sum cash payment concurrently with the annual cash bonus payments to other similarly-situated employees, provided, that no payment shall be made prior to the Initial Payment Date, but that such payment shall in any event be made prior to March 15, 2024.

(iii)
Provided I am eligible for and timely make the necessary elections for continuation coverage pursuant to COBRA, the Company shall pay the applicable premiums (inclusive of premiums for my dependents) for such coverage following the Separation Date for the Severance Period (such period of months, the “COBRA Payment Period”) (but in no event after such time as I am eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or as I and my dependents are no longer eligible for COBRA coverage). I shall notify the Company immediately if I become covered by a health, dental, or vision insurance plan of a subsequent employer or if my dependents are no longer eligible for COBRA coverage. Notwithstanding the foregoing, if at any time the Company determines, in its sole and absolute discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on my behalf, the Company will instead pay me on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to my election of COBRA coverage or payment of COBRA premiums and without regard to my continued eligibility for COBRA coverage during the COBRA Payment Period; provided, however, that such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

(iv)
As an additional Severance Benefit, the Company will, effective immediately upon the Separation Date, retain me as a non-employee Advisor through July 31, 2023 (the “Advisory Period”). In this capacity, I will receive a monthly retainer of $10,000, payable on the 15th of each month during the Advisory Period for such transition services as may be requested by the Company. I will be available 10 hours per week to provide services during the Advisory Period. I will receive a 1099 for my monthly retainer. The parties acknowledge that I shall be deemed to remain in Continuous Service (as that term is defined in the Company’s 2020 Equity Incentive Plan) with no interruptions, such that my options (including incentive and non-qualified options) will continue to remain outstanding and continue to vest during the Advisory Period if I accept the Advisor role as evidenced by my timely execution of the Updated Release on the Separation Date; provided, however, that any outstanding and unexercised incentive stock option that is not exercised within three (3) months following the Separation Date shall automatically convert to a non-qualified stock option and shall otherwise remain outstanding pursuant to the terms of such award. The Company agrees that it will not terminate the Advisory Period before July 31, 2023 unless I breach my obligations under this Agreement or any other agreement between me and the Company. At the end of the Advisory Period, my services with the Company will terminate, the vesting of my options will cease, and the vested portion of my options will remain exercisable for the applicable post-termination exercise period (subject to terms of the option).

In consideration for the Transition Period, eligibility for the Severance Benefits, and other consideration I am receiving under this Agreement which I would not otherwise be entitled to: (1) I agree to hold in confidence the terms of this Agreement; and (2) I hereby generally and completely release and discharge the Company and its parent, subsidiaries, predecessors, successors, affiliated entities, and assigns, and its and their respective current and former officers, directors, managers, members, partners, employees, shareholders, affiliates and agents (collectively, the “Released Parties”), from any and all claims, liabilities, or obligations of every kind and nature, whether known or unknown, arising at any time prior to or at the time I sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: all federal and state constitutional, statutory and common law claims (including but not limited to claims arising under or based on the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended); the federal Age Discrimination in Employment Act (as amended) (the “ADEA”); the federal Family and Medical Leave Act (as amended) (the “FMLA”); the Texas Human Rights Act; Chapter 21 of the Texas Labor Code; the

2.

Texas Anti-Retaliation Act; all claims arising out of or in any way related to my employment and the decision to terminate my employment; all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation, sick leave, expense reimbursements, fringe benefits, paid time off, stock, stock options, or any other ownership or equity interests in the Company; and all claims for breach of contract or other promise, breach of the implied covenant of good faith and fair dealing, tort, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, wrongful termination, discharge in violation of public policy, or emotional distress. The Released Claims do not include: (1) any rights or claims for indemnification I may otherwise have, including under any Indemnification Agreement between me and the Company; (2) any rights which cannot be waived as a matter of law, including, without limitation, any rights I may have under applicable workers’ compensation laws; or (3) any claims arising from breach of this Agreement. In addition, I understand that nothing in this Agreement limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand that this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Agreement.

I acknowledge and will abide by my continuing obligations under the Proprietary Information and Inventions Agreement I signed on July 7, 2020 (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit B. Pursuant to the Confidentiality Agreement, I understand that I must not use or disclose any confidential or proprietary information of the Company. I also agree that on the Separation Date (or earlier if requested by the Company), I will immediately return to the Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, credit cards, entry cards, identification badges and keys); and any materials of any kind which contain or embody any proprietary information of the Company (and all reproductions thereof); provided, however that I may retain any property that the Company specifically authorizes me to retain in connection with the Advisory Period (which property I agree to return to the Company at the end of the Advisory Period or upon the Company’s earlier request). Notwithstanding the foregoing I understand that I will be permitted to retain my laptop and any ancillary hardware as my own personal property following the Advisory Period provided that I ensure that such laptop and ancillary hardware are fully and completely wiped of all information relating to the Company as of the end of the Advisory Period.

Both the Company and I agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both the Company and I will respond accurately to any inquiry or request for information when required by legal process. The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision.

I hereby represent that: I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible; and I have not suffered any on- the-job injury for which I have not already filed a workers’ compensation claim.

3.

I agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of my employment by the Company. Such cooperation includes, without limitation, making myself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse me for reasonable out-of-pocket expenses I incur in connection with any such cooperation (excluding fees for any personal attorney I may retain and foregone wages) and will make reasonable efforts to accommodate my scheduling needs.

This Agreement, together with its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein, and this Agreement supersedes any such promises or representations. This Agreement may only be modified by a writing signed by both me and a duly authorized officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

I understand that, if I wish to accept the terms of this Agreement, then on or within seven (7) days after my receipt of this Agreement, I must sign below and return the original to the Company. If I fail to return the fully signed Agreement within that timeframe, the Company’s offer contained herein, and my employment, will terminate.

[Signature page to follow]

4.

/s/ Bo Meissner

Bo Meissner

2/5/2023

Date

Agreed:

Vital Farms, Inc.

By: /s/ Russell Diez-Canseco

Name: Russell Diez-Canseco

Title: President and Chief Executive Officer

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